Exhibit 99.2

MOTIVE, INC.

INFORMATION FOR THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007

TABLE OF CONTENTS

		Page
PART I – FINANCIAL INFORMATION
Item 1.	Financial Statements	2
	Consolidated Condensed Balance Sheets at September 30, 2007 (unaudited and unreviewed) and December 31, 2006 (unaudited)	2
	Consolidated Condensed Statements of Operations for the three months ended September 30, 2007 (unaudited and unreviewed) and 2006 (unaudited and unreviewed) and the nine months ended September 30, 2007 (unaudited and unreviewed) and 2006 (unaudited and unreviewed)	3
	Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2007 (unaudited and unreviewed) and 2006 (unaudited and unreviewed)	4
	Notes to the Consolidated Condensed Financial Statements (unaudited and unreviewed)	5
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	15

PART II – OTHER INFORMATION
Item 1.	Legal Proceedings	24
Item 1A.	Risk Factors	24
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	36

ITEM 1.	FINANCIAL STATEMENTS

MOTIVE, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	December 31, 2006	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$17,475	$16,499
Short-term investments	24,099	9,175
Accounts receivable, less allowance of $215 and $102 at December 31, 2006 and September 30, 2007, respectively	10,696	11,239
Prepaid expenses and other current assets	3,283	4,127

Total current assets	55,553	41,040

Property and equipment, net	4,916	4,068
Goodwill	39,656	39,656
Acquired technology, net	2,292	642
Other intangibles, net	1,123	710
Other assets	1,684	2,314

Total assets	$105,224	$88,430

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,433	$5,307
Accrued liabilities	7,631	18,791
Deferred revenue	39,223	40,959
Financing obligation payable	—	265

Total current liabilities	52,287	65,322
Deferred revenue	30,130	25,121

Total liabilities	82,417	90,443

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2006 and September 30, 2007, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 27,761,209 and 27,765,682 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	28	28
Additional paid-in capital	245,340	247,804
Deferred stock compensation	(2)	(2)
Treasury stock	(648)	(749)
Accumulated comprehensive loss	(673)	(905)
Accumulated deficit	(221,238)	(248,189)

Total stockholders’ equity (deficit)	22,807	(2,013)

Total liabilities and stockholders’ equity (deficit)	$105,224	$88,430

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenue:
License fees	$11,450	$13,550	$34,162	$37,688
Services:
Services	4,346	3,788	11,161	8,020
Acquired in business combination	281	—	1,214	—

Total services revenue	4,627	3,788	12,375	8,020

Total revenue	16,077	17,338	46,537	45,708

Cost of revenue:
License fees	646	926	1,671	2,069
Amortization of acquired technology	550	550	1,650	1,650
Services	5,405	6,416	16,265	18,601

Total cost of revenue	6,601	7,892	19,586	22,320

Gross margin	9,476	9,446	26,951	23,388

Operating expenses:
Sales and marketing	7,063	6,212	21,304	16,574
Research and development	3,671	4,089	12,331	11,220
General and administrative	5,019	4,873	14,194	14,946
Amortization of intangibles	138	137	413	412
Shareholder and securities litigation settlements	—	8,000	—	8,000
Business restructuring charge	—	—	1,561	—

Total operating expenses	15,891	23,311	49,803	51,152

Loss from operations	(6,415)	(13,865)	(22,852)	(27,764)
Interest income and expense, net	499	285	1,505	1,114
Other income (expense), net	12	137	2,697	(43)

Loss before income taxes	(5,904)	(13,443)	(18,650)	(26,693)
Provision for income taxes	121	58	333	258

Net loss	$(6,025)	$(13,501)	$(18,983)	$(26,951)

Basic and diluted loss per share	$(0.22)	$(0.49)	$(0.71)	$(0.98)

Shares used in computing basic and diluted loss per share	26,859	27,639	26,806	27,610

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED and UNREVIEWED)

(in thousands)

	Nine Months Ended September 30,
	2006	2007
Cash flows from operating activities
Net income (loss)	$(18,983)	$(26,951)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,541	2,487
Stock compensation	4,963	2,461
Amortization of intangibles	2,063	2,062
Other non-cash items	(463)	(4)
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	7,907	(543)
Prepaid expenses and other assets	6	(1,472)
Accounts payable	(303)	(126)
Accrued liabilities	276	11,160
Deferred revenue	(12,048)	(3,273)

Net cash provided by (used in) operating activities	(14,041)	(14,199)

Cash flows from investing activities
Proceeds from maturities (purchases) of short-term investments, net	(3,319)	14,924
Purchase of property and equipment	(1,231)	(1,640)

Net cash provided by investing activities	(4,550)	13,284

Cash flows from financing activities
Proceeds from exercise of warrant	222	—
Proceeds from financing obligation	—	306
Payments on financing obligation	—	(41)
Proceeds from issuance of common stock	399	3
Purchase of treasury stock	—	(101)

Net cash provided by (used in) financing activities	621	167

Net effect of exchange rates on cash and cash equivalents	(67)	(228)

Net increase (decrease) in cash and cash equivalents	(18,037)	(976)
Cash and cash equivalents at beginning of year	34,945	17,475

Cash and cash equivalents as of September 30,	$16,908	$16,499

Supplemental cash flow disclosure:
Interest paid	$26	$3

Income taxes paid, net of refunds	$653	$187

See accompanying notes.

MOTIVE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED and UNREVIEWED)

1. Basis of Presentation

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading supplier of management software for broadband digital services such as voice, video and data. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited interim consolidated condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are presented in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. The accompanying interim consolidated financial statements have not been reviewed by an independent accountant, as would be required before such financial statements could be included in a quarterly report on Form 10-Q. In the Company’s opinion, the unaudited interim consolidated condensed financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. These financial statements should be read in conjunction with the Company’s unaudited annual consolidated financial statements and notes thereto for the year ended December 31, 2006, included as Exhibit 99.3 to the Company’s Current Report on Form 8-K dated September 5, 2007. The results of operations for the three-month and nine -month periods ended September 30, 2006 and 2007 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased. Short-term investments consist of marketable securities, excluding cash equivalents that have remaining maturities of less than one year from the respective balance sheet date. Investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses are computed based on the specific identification method and were $26,000 during the nine months ended September 30, 2006 and zero during the nine months ended September 30, 2007. Cash and cash equivalents decreased by $976,000 and short-term investments decreased by $14.9 million during the nine months ended September 30, 2007.

Short-term investments consist of the following (in thousands):

	December 31, 2006 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$3,571	$—	$3,571
U.S. Government agencies	16,221	2	16,223
Municipal bonds	999	(1)	998
Corporate Bonds	3,306	1	3,307

	$24,097	$2	$24,099

	September 30, 2007 (Unaudited and Unreviewed)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$797	$0	$797
U.S. Government agencies	3,797	1	3,798
Corporate Bonds	4,583	(3)	4,580

	$9,177	$(2)	$9,175

Fair values are based on quoted market prices.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or the individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Company determined that there were no impairments of its short-term investments for the periods ended September 30, 2006 and 2007.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

We continuously assess the collectibility of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. Actual customer collections could differ from our estimates and accordingly, could exceed our related loss allowance. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands) (unaudited and unreviewed):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2005	$659	$(26)	$(150)	$483
Year ended December 31, 2006	483	(268)	—	215
Nine months ended September 30, 2007	215	(113)	—	102

Concentration of Credit Risks and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments and account receivable. The Company’s cash and cash equivalents and short-term investments are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management’s expectations.

During the three and nine months ended September 30, 2006, our largest customer accounted for 16% and 13% of the Company’s revenue, respectively, and during the three and nine months ended September 30, 2007, accounted for 14% and 11% of the Company’s revenue, respectively. During the three months ended September 30, 2007, our second largest customer accounted for 12% of the Company’s total revenue. During the three months ended September 30, 2006 and each of the nine month periods ended September 30, this customer represented less than 10% of our total revenue.

At December 31, 2006, two of the Company’s customers each represented more than 10% of our accounts receivable and collectively represented 44% of our accounts receivable balance at December 31, 2006. At September 30, 2007, three customers each represented more than 10% of our accounts receivable and collectively represented 42% of our accounts receivable balance.

Revenue Recognition

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, the Company applies the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to managed services software transactions.

License and usage fees revenue is comprised of fees for term and perpetual licenses of our software. The Company has not entered into an arrangement solely for the license of products and, therefore, the Company has not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of its software arrangements. Additionally, the Company has not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of its software arrangements. Therefore, the Company generally recognizes revenue from the entire arrangement ratably over the term of the arrangement as license and usage fees revenue. License and usage fees revenue from arrangements with resellers commences upon the earlier of cash receipt or proof of sell-through to the end customer assuming all other revenue recognition criteria are met.

A minority of the Company’s perpetual arrangements qualify for revenue recognition using the residual method. Under the residual method, the arrangement fee is first allocated to the undelivered elements based upon their separately stated prices; the remaining arrangement fee, including any discount, is allocated to the delivered element. Therefore, if and when the Company offers discounts on professional services or other elements, those discounts are applied to the license element of the arrangement.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectibility is probable. In addition, if the arrangement has any payment terms that are in excess of our normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the lesser of the amount currently due from the customer and the applicable ratable amount as to which revenue recognition is then permissible. If an arrangement includes a right of acceptance or a right to cancel, the applicable ratable amount(s) as to which revenue recognition is then permissible are recognized when acceptance is received or the right to cancel has expired.

Services revenue is comprised of revenue from professional services, such as consulting services, maintenance and support, and hosting and managed software services for perpetual arrangements qualifying for residual method of revenue recognition and for arrangements in which these services are separately purchased. The Company has determined that the service elements of its software arrangements are not essential to the functionality of its software. The Company has also determined that its professional services (1) are available from other vendors, (2) do not involve a significant degree of risk or unique acceptance criteria, and (3) qualify for separate accounting as the Company have sufficient experience in providing such services.

In January 2003, the Company acquired deferred revenue with a fair market value of approximately $20.6 million as a result of the BroadJump acquisition. The acquired deferred revenue relates to the remaining contractual obligations under the BroadJump customer software arrangements such as continuing onsite support, maintenance, hosting and customer directed enhancements. The amount recorded as deferred revenue represents the estimated fair value of future legal performance obligations as described in EITF No. 01-3, based on risk-adjusted cash flows and historical costs expended. As of December 31, 2006, all such acquired deferred revenue had been recognized as revenue by the Company.

Accounts receivable include amounts due from customers. Deferred revenue includes amounts invoiced to customers for which revenue has not been recognized.

Recently Issued Accounting Standards

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued Financial Interpretation 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The interpretation is effective for fiscal years beginning after December 15, 2006. Any differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We expect that the disclosures required with the adoption of FIN 48 will indicate that the potential impact of uncertain positions is less than $50,000.

In September 2006, the SEC issued SAB No. 108, Materiality. The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. SAB 108 is effective for the first interim period of the first fiscal year ending after November 15, 2006. The adoption of the provisions of SAB 108 did not have a material effect on our financial statements.

In March 2006, the Task Force of the FASB issued EITF No. 06-3, “How Taxes Collected from Customers and Remitted to the Governmental Authorities Should Be Presented in the Income Statement (That is Gross versus Net Presentation).” EITF 06-3 provides guidance on the presentation of taxes remitted to governmental authorities on the income statement. The Task Force reached the conclusion that the presentation of taxes on either gross (included in revenue and costs) or a net (excluded from revenues) basis is an accounting policy decision that should be disclosed pursuant to APB Opinion No. 22, Disclosures of Accounting Policies. Any such taxes that are reported on a gross basis should be disclosed if amounts are significant. EITF 06-3 is effective for years beginning after December 15, 2006. The Company records sales tax on a net basis. This tax is included in accrued sales tax.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 replaces the different definitions of fair value in the accounting literature with a single definition. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for fair-value measurements already required or permitted by other standards for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

We anticipate that adopting the provisions of SFAS 157 will not have a material effect on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 will be effective for the Company beginning on January 1, 2008. The Company is currently evaluating the impact that the adoption of this statement may have on its future financial position, results of operations, earnings per share, and cash flows.

3. Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share for the three and nine months ended September 30, 2006 and 2007 because all such securities are antidilutive for all periods. As a result, the Company’s basic and diluted loss per share are identical for the three and nine months ended September 30, 2006 and 2007. At September 30, 2006 and 2007, there were a total of 5.1 million and 4.0 million stock options and warrants to purchase common stock that were outstanding and considered antidilutive, respectively.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts) (unaudited and unreviewed):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Numerator:
Net loss available to common stockholders	$(6,025)	$(13,501)	$(18,983)	$(26,951)

Denominator:
Weighted-average common shares outstanding	28,047	27,769	28,062	27,762
Less: Common shares subject to repurchase	(1,188)	(130)	(1,256)	(152)

Total weighted average common shares used in computing basic and diluted loss per share	26,859	27,639	26,806	27,610

Basic and diluted loss per share	$(0.22)	$(0.49)	$(0.71)	$(0.98)

4. Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands) (unaudited and unreviewed):

	December 31, 2006	September 30, 2007
Goodwill	$39,656	$39,656

Acquired Technology:
Acquired Technology	$11,000	$11,000
Accumulated amortization	(8,708)	(10,358)

	$2,292	$642

Other Intangibles:
Customer contractual relationships	$3,300	$3,300
Accumulated amortization	(2,177)	(2,590)

	$1,123	$710

Estimated annual amortization expense of acquired technology and other intangible assets for the remainder of 2007 and the year ended December 31, 2008 is $779,000 and $573,000, respectively.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles would be impaired.

5. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands) (unaudited and unreviewed):

	December 31, 2006	September 30, 2007
Computer software	$1,488	$1,709
Computer equipment	5,619	4,881
Furniture and fixtures	3,492	3,722
Leasehold improvements	2,270	2,221

	12,869	12,533
Less: Accumulated depreciation and amortization	(7,953)	(8,465)

	$4,916	$4,068

6. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands) (unaudited and unreviewed):

	December 31, 2006	September 30, 2007
Compensation payable	$4,658	$4,263
Shareholder and securities litigation settlements accrual	—	8,000
Royalties payable	1,179	2,900
Accrued professional fees	920	2,218
Accrued exit costs associated with BroadJump acquisition	298	—
Other	576	1,410

	$7,631	$18,791

7. Financing Obligation

During the three months ended September 30, 2007, the Company financed the purchase of its annual directors and officers and errors and omissions insurance premiums. After an initial down payment, the company entered into a financing obligation in the amount of $306,000 to be paid in seven monthly payments, and bearing interest at an annual interest rate of 6.49%.

8. Income Taxes

In July 2006, the FASB issued SFAS Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of SFAS Statement No. 109” (“FIN 48”), and effective January 1, 2007, we adopted FIN 48. FIN 48 applies to all “tax positions” accounted for under SFAS 109. FIN 48 refers to “tax positions” as positions taken in a previously filed tax return or positions expected to be taken in a future tax return which are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. FIN 48 further clarifies a tax position to include, but not limited to, the following:

•	an allocation or a shift of income between taxing jurisdictions,

•	the characterization of income or a decision to exclude reporting taxable income in a tax return, or

•	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.

FIN 48 clarifies that a tax benefit may be reflected in the financial statements only if it is “more likely than not” that a company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it should be measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. This is a change from pre-existing practice, whereby companies may recognize a tax benefit only if it is probable a tax position will be sustained.

FIN 48 also requires that we make qualitative and quantitative disclosures, including a discussion of reasonably possible changes that might occur in unrecognized tax benefits over the next 12 months; a description of open tax years by major jurisdictions and a roll-forward of all unrecognized tax benefits, presented as a reconciliation of the beginning and ending balances of the unrecognized tax benefits on an aggregated basis.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and certain foreign jurisdictions. Generally, the Company is no longer subject to U.S. federal or state income tax examinations for years prior to 2003 and 2002 respectively. Generally, the Company is no longer subject to foreign income tax examinations for years prior to 2000.

The adoption of FIN 48 did not have a material impact on our financial statements or disclosures. As of January 1, 2007 and September 30, 2007 we did not recognize any assets or liabilities for unrecognized tax benefits relative to uncertain tax positions. We do not currently anticipate that any significant increase or decrease to the gross unrecognized tax benefits will be recorded during the next 12 months. Any interest or penalties resulting from examinations will continue to be recognized as a component of the income tax provision; however, since there are no unrecognized tax benefits as a result of tax positions taken, there are no accrued interest and penalties.

9. Stock Based Compensation

We expense stock-based compensation to the same cost of services and operating expense categories to which the respective award grantee’s salary expense is reported. The table below reflects stock-based compensation expense for the three and nine months ended September 30, 2007 and 2006 (in thousands) (unaudited and unreviewed):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Cost of revenue:
Cost of services	323	131	1,005	444
Operating expenses:
Sales and marketing	516	117	1,611	400
Research and development	185	71	739	240
General and administrative	716	408	1,608	1,377

Total stock based compensation	1,740	727	4,963	2,461

At September 30, 2007, approximately $4.0 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2010. Under current grants unvested and outstanding, approximately $700,000 will be expensed in the remainder of 2007 as stock-based compensation.

In September, 2007 the Compensation Committee of the Board of Directors suspended the current offering period of our Employee Stock Purchase Plan. All funds were returned to employees who participated in the plan in September and October.

10. Commitments and Contingencies

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against Motive and certain of the Company’s current and former officers and directors. By Order dated January 17, 2006, the Court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No.A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that Motive, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements about the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules promulgated thereunder, and seeks unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period. In April 2007, all defendants moved to dismiss the Complaint. In September 2007, plaintiffs indicated that they intended to file a Third Consolidated Amended Complaint. In light of plaintiffs’ intention to file a Third Consolidated Amended Complaint, all defendants withdrew their motions to dismiss without prejudice to re-filing. Plaintiffs are scheduled to file their Third Consolidated Amended Complaint on November 30, 2007. On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company will pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. The proposed settlement is conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that this settlement will be completed. If the settlement is not completed, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of Motive. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of Motive. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, has been stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminates the stay. On November 5,

2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company has agreed to certain corporate governance measures and will pay $100,000 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. The proposed settlement is conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that this settlement will be completed. If the settlement is not completed, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

The Company announced in April 2007 that the Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible past violations of the federal securities laws. The Company believes the investigation relates primarily to Motive’s prior financial statements and other public disclosures. The Company is cooperating with the investigation.

The three legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

11. Restructuring Charge in 2006

During the nine months ended September 30, 2006, the Company’s management decided not to pursue further expansion of its enterprise product line and to instead focus solely on the broadband product line. As a result, the Company reduced the resources dedicated to its enterprise product line to the level necessary only to support the Company’s existing enterprise customers. Under the approved restructuring plan, the Company severed approximately 30 employees worldwide. Some of these employees were placed on short-term transition assignments ending on various dates during 2006. The Company recorded $1.6 million in restructuring charges. The entire charge was related to employee severance and all payments were made prior to December 31, 2006.

12. Quarterly Statements of Operations

The following are each of the three-month statements of operations for the periods ended March 31, 2006 and 2007, June 30, 2006 and 2007 and September 30, 2006 and 2007, respectively.

MOTIVE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED and UNREVIEWED)

(in thousands, except per share amounts)

	March 31, 2006	March 31, 2007	June 30, 2006	June 30, 2007	September 30, 2006	September 30, 2007
Revenue:
License fees	$11,203	$10,510	$11,509	$13,628	$11,450	$13,550
Services:
Services	2,877	2,297	3,937	1,935	4,346	3,788
Acquired in business combination	467	—	467	—	281	—

Total services revenue	3,344	2,297	4,404	1,935	4,627	3,788

Total revenue	14,547	12,807	15,913	15,563	16,077	17,338

Cost of revenue:
License fees	472	515	554	628	646	926
Amortization of acquired technology	550	550	550	550	550	550
Services	5,473	5,616	5,387	6,568	5,405	6,416

Total cost of revenue	6,495	6,681	6,491	7,746	6,601	7,892

Gross margin	8,052	6,126	9,422	7,817	9,476	9,446

Operating expenses:
Sales and marketing	6,560	4,804	7,681	5,558	7,063	6,212
Research and development	4,707	3,580	3,953	3,551	3,671	4,089
General and administrative	4,984	4,897	4,190	5,177	5,019	4,873
Amortization of intangibles	138	138	138	138	138	137
Shareholders and securities litigation settlements	—	—	—	—	—	8,000
Business restructuring charge	512	—	1,049	—	—	—

Total operating expenses	16,901	13,419	17,011	14,424	15,891	23,311

Loss from operations	(8,849)	(7,293)	(7,589)	(6,607)	(6,415)	(13,865)
Interest income and expense, net	515	453	491	376	499	285
Other income (expense), net	2,581	10	103	(189)	12	137

Loss before income taxes	(5,753)	(6,830)	(6,995)	(6,420)	(5,904)	(13,443)
Provision for income taxes	105	104	107	96	121	58

Net loss	$(5,858)	$(6,934)	$(7,102)	$(6,516)	$(6,025)	$(13,501)

Basic and diluted loss per share	$(0.22)	$(0.25)	$(0.26)	$(0.24)	$(0.22)	$(0.49)

Shares used in computing basic and diluted loss per share	26,719	27,581	26,840	27,611	26,859	27,639

13. Subsequent Events.

On October 16, 2007, the Company received a letter, dated October 9, 2007, wherein Mr. Harvey P. White resigned as a member of the Company’s board of directors, effective immediately.

On October 17, 2007, the Company engaged BDO Seidman, LLP to be its independent accountant.

On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action and shareholder derivative lawsuits.

On November 6, 2007, the Company announced it had hired Thomas Weisel Partners to review and evaluate the Company’s strategic alternatives.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion should be read along with the unaudited consolidated condensed financial statements and notes included in Item 1 of Part I of this Exhibit 99.2, as well as the unaudited consolidated condensed financial statements and notes, and Management’s Summary Discussion of Motive’s Financial Statements, for the fiscal year ended December 31, 2006, included as Exhibit 99.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2007. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts and projections, and the beliefs and assumptions of our management. Words such as “we expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “estimate,” “potential,” “predict,” “may,” “might,” “could,” “intend,” variations of these types of words and similar expressions are intended to identify these forward-looking statements. Readers are cautioned that these forward-looking statements are predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Among the important factors that could cause our actual results to differ materially from those indicated by our forward-looking statements are those discussed below under Part II, Item 1A. — Risk Factors.

Overview

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading supplier of management software for broadband digital services such as voice, video and data. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Our future success will depend on many factors, including but not limited to:

•

our ability to obtain audited and reviewed financial statements from our new independent accountant and to again become current in filing our periodic reports with the SEC (see Part II, Item 1A. — Risk Factors — “Our accounting restatement, SEC delinquency and related matters may adversely affect our business.”);

•

our ability to complete the settlement of the pending securities class action and shareholder derivative lawsuits (see Part II, Item 1A. — Risk Factors — “Our business may be adversely affected by pending and future securities class action and derivative lawsuits.”);

•	the return on investment that our products provide to our customers, as compared with those of our competitors; and

•	our ability to continue to bring to market products that help our customers solve significant technological problems.

In evaluating our financial condition and operating performance, our management team and our board of directors focus on a wide variety of information and performance metrics, including, among others, the following:

•	the level of revenue generated from sales of our software products to existing and new customers;

•	the mix of revenue generated from license fees and services fees;

•	the mix of revenue generated within North America and outside North America;

•	the mix of revenue generated from direct sales as opposed to indirect sales through re-sellers;

•	the extent to which customers license our products under term as opposed to perpetual licenses;

•	our ability to manage our cost structure such that it supports our revenue generation efforts while optimizing profitability; and

•	our employee headcount numbers, both in terms of function within the company and in terms of geographic dispersal, which are directly reflective of our cost structure.

The principal operational challenge that we face is the fact that our quarterly revenue and results of operations are difficult to predict. Unlike more established software vendors, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. Weak spending and competitive pressures may challenge our future financial performance. Additionally, we typically derive a significant portion of our revenue each quarter from a number of license agreements closed in the last month of a quarter. If we fail to close certain agreements that are expected to be completed toward the end of a quarter, our quarterly results would suffer.

Another operational challenge that we face is the fact that our operating expenses are, to a large extent, fixed in the short term. If our revenue falls below our expectation in a quarter and we are not able to greatly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. To address this challenge, we attempt to closely monitor our cost structure and operating expense trends, as well as to closely monitor our sales pipeline and related sales activities.

In addition, our ability to compete effectively will depend on the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. To address this challenge, we have made and will continue to make significant investments in research and development to keep pace with technological change in our industry.

We intend the following discussion of our financial condition and results of operations to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect our financial statements.

Sources of Revenue

Through September 30, 2007, substantially all of our revenue was derived from licensing our product suite and providing related services. Customers pay us license fees for the right to use our products for a fixed-term or perpetual basis. In recent years, approximately 65% of the license agreements we entered into were fixed-term as opposed to perpetual. The term of our fixed-term licenses is typically three years. We price our license fees based on an expected volume of usage during the license term.

Our licensing arrangements may also include the provision of certain services. Services revenue is comprised of revenue from professional services, such as consulting services, maintenance and support services, and hosting and managed services. Consulting services include a range of services such as installation, implementation and non-complex interface development for the customer’s specific applications. Maintenance and support services represent technical support of our software products and include the right to unspecified product upgrades on an if-and-when available basis. Hosting and managed services involve remote management of our solutions.

We experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect that this seasonality will continue.

In January 2003, we acquired BroadJump, a provider of solutions for broadband companies, to solidify our position as a leader in broadband management software. As a result, we assumed liabilities related to existing software arrangements with a fair value of approximately $20.6 million. The fair value of these assumed liabilities, which was recorded as deferred revenue, relates to the remaining contractual obligations under the BroadJump software arrangements and was recognized ratably as services revenue acquired in business combination over the remaining life of the individual software arrangements. This revenue declined on a quarterly basis through 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired. The following table summarizes how this revenue was recognized in each calendar quarter of 2006 (in millions):

	Quarter Ended
	Mar. 31	June 30	Sept. 30	Dec. 31
2006	0.5	0.5	0.3	0.1

Excluding services revenue acquired in business combination, license fees revenue in recent years has represented 73% to 82% of total revenue and services revenue has represented 16% to 27% of total revenue.

Results of Operations

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated condensed financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, but have not been reviewed by our independent accountant. The preparation of these consolidated condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are reviewed periodically, and actual results may differ from these estimates under different assumptions or conditions. Our consolidated condensed financial statements are subject to adjustments that our independent accountant may identify during the course of its review procedures. We believe that period to period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

The following table sets forth, for the periods indicated, our unaudited and unreviewed consolidated condensed statements of operations as a percentage of total revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenue:
License fees	71%	78%	73%	82%
Services:
Services	27	22	24	18
Acquired in business combination	2	—	3	—

Total services revenue	29	22	27	18

Total revenue	100	100	100	100

Cost of revenue:
License fees	4	5	4	4
Amortization of acquired technology	3	3	3	4
Services	34	37	35	41

Total cost of revenue	41	45	42	49

Gross margin	59	55	58	51

Operating expenses:
Sales and marketing	44	36	46	36
Research and development	23	24	26	25
General and administrative	31	28	31	32
Amortization of intangibles	1	1	1	1
Shareholders and securities litigation settlements	—	46	—	18
Business restructuring charge	—	—	3	—

Total operating expenses	99	135	107	112

Loss from operations	(40)	(80)	(49)	(61)
Interest income (expense), net	3	1	3	2
Other income, net	—	1	6	—

Loss before income taxes	(37)	(78)	(40)	(59)
Provision for income taxes	—	—	1	—

Net loss	(37)%	(78)%	(41)%	(59)%

Comparison of the Three Months Ended September 30, 2007 and 2006

Revenue

As discussed elsewhere in this report (see Part II, Item 1A. — Risk Factors — “Our total revenue may fluctuate and may be difficult to predict. If our future results are below the expectations of investors, the price of our common stock may decline.”), our revenue may be subject to fluctuation from period to period. Our revenue recognition policy requires that we only recognize revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed and determinable and collectibility is probable. If the fee for a license has payment terms that exceed our normal payment terms, the fee is not considered to be fixed or determinable and we only recognize license revenue when amounts actually become due. As a result, the amount of revenue that we recognize in any given period is dependent upon the amounts that are due under customer agreements during that period, which can vary significantly from period to period. For a variety of reasons, we occasionally amend existing license agreements, which can result in changes to the dates and amounts of license fees payable to us and, therefore, changes to the timing and amounts of revenue recognized from such license agreement.

Total revenue increased by $1.2 million, or approximately 8%, from $16.1 million for the three months ended September 30, 2006 to $17.3 million for the three months ended September 30, 2007. The increase was primarily due to a $2.1 million increase in license fees revenue partially offset by decreases of $300,000 in services revenue acquired as a result of the BroadJump acquisition and a $600,000 decrease in other services revenue. As previously noted, the services revenue acquired as a result of the BroadJump acquisition was fully recognized as of the end of December 31, 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired (see Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview—Sources of Revenue).

Revenue from North America decreased by $700,000, or approximately 8%, from $8.9 million for the three months ended September 30, 2006 to $8.2 million for the three months ended September 30, 2007. Revenue from Europe and Asia Pacific increased by $1.9 million, or approximately 27%, from $7.0 million for the three months ended September 30, 2006 to $8.9 million for the three months ended September 30, 2007. Revenue from Latin America was $178,000 for the three months ended September 30, 2007 compared to $169,000 for the three months ended September 30, 2006. Revenue from outside North America represented 44% and 52% of our total revenue for the three months ended September 30, 2006 and 2007, respectively. The increase in revenue from outside North America is consistent with our focus on further expanding our European and Asia/Pacific operations. However, as a result of the application of our revenue recognition policies, the amount of revenue attributable to any customer, and thus the amount of revenue attributable to any specific geographic area, can vary significantly within any period and from period to period. For more information about our international revenue and expansion plans, please see Part II, Item 3. — Quantitative and Qualitative Disclosures About Market Risk in this Exhibit 99.2

License Fees. For the three months ended September 30, 2007, we had $13.6 million in total license fees revenue. The $13.6 million of license fees revenue represented 78% of our total revenue for the three months ended September 30, 2007, and a year-over-year increase of $2.1 million compared to the $11.5 million in total license fees revenue for the three months ended September 30, 2006, which represented 71% of our total revenue for that period.

We distribute our software products to customers directly and to a lesser extent through systems integrators and resellers. License fees revenue from resellers increased by $900,000 from $1.3 million, or approximately 11% of our total license fees revenue and 8% of our total revenue, for the three months ended September 30, 2006, to $2.2 million, or approximately 16% of our total license fees revenue and 13% of our total revenue, for the three months ended September 30, 2007.

Services. Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed and from revenue from contracts acquired in the BroadJump acquisition. Our revenue from services decreased by $800,000, or approximately 18%, from $4.6 million for the three months ended September 30, 2006 to $3.8 million for the three months ended September 30, 2007, representing 29% and 22%, respectively, of our total revenue. This decrease in absolute dollars is due to the timing of new service projects and completion of existing service projects and a $300,000 decrease in services revenue from contracts acquired in the BroadJump acquisition.

Cost of Revenue

Cost of License Fees Revenue. Cost of license fees revenue includes third-party software royalties, product packaging, documentation production and shipping costs related to software used by our customers. Cost of license fees revenue increased by approximately $300,000 from $646,000 for the three months ended September 30, 2006 to $926,000 for the three months ended September 30, 2007. These amounts represented 4% and 5% of total revenue for the three months ended September 30, 2006 and 2007, respectively. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $550,000 was recorded as a cost of revenue for each of the three months ended September 30, 2006 and 2007. These amounts represented 3% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of five years using the straight line method of amortization.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by approximately $1 million from $5.4 million for the three months ended September 30, 2006 to $6.4 million for the three months ended September 30, 2007. These amounts represented 34% and 37% of our total revenue for the three months ended September 30, 2006 and 2007, respectively. The increase in absolute dollars was primarily due to an increase of $725,000 in salary related costs and an increase of $335,000 in professional services costs. Total cost of revenue represented 41% and 45% of our total revenue for the three months ended September 30, 2006 and 2007, respectively.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by approximately $900,000 from $7.1 million for the three months ended September 30, 2006 to $6.2 million for the three months ended September 30, 2007, representing 44% and 36%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $320,000 in salary related costs and a decrease of $400,000 in stock compensation costs.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses increased by approximately $400,000 from $3.7 million for the three months ended September 30, 2006 to $4.1 million for the three months ended September 30, 2007, representing 23% and 24%, respectively, of our total revenue. The increase in absolute dollars was primarily due to an increase of $460,000 in salary related costs.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services. General and administrative expenses decreased by approximately $100,000 from $5.0 million for the three months ended September 30, 2006 to $4.9 million for the three months ended September 30, 2007, representing 31% and 28%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $140,000 for professional service costs, a decrease of $490,000 in accounting fees and a decrease of $305,000 in stock compensation costs partially offset by an increase of $780,000 in legal fees.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $138,000 and $137,000 for the three months ended September 30, 2006 and 2007, respectively, representing 1% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Settlement of Shareholders Derivative Litigation and Securities Class Action Litigation. On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action lawsuit and the shareholder derivative lawsuit, both pending in the U.S. District Court for the Western District of Texas. In connection with the proposed settlements, the Company has taken a charge of $8 million in the quarter ended September 30, 2007. The charge is based on $2.6 million in cash to be paid by the Company, the issuance of 2.5 million shares of Company common stock and $400,000 for additional costs. Both settlements are conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that either or both of the settlements will be completed. If either settlement is not completed, the relevant parties may attempt to reach agreement on alternative settlement terms or resume the litigation.

Interest Income (Expense), Net

Interest income (expense), net decreased from $499,000 for the three months ended September 30, 2006 to $285,000 for the three months ended September 30, 2007. The decrease in interest income (expense), net was primarily due to lower cash balances available for investment.

Other Income (Expense), Net

Other income (expense), net increased from $12,000 for the three months ended September 30, 2006 to $137,000 for the three months ended September 30, 2007. The increase is primarily due to a gain on the foreign exchange translation of accounts receivable dominated in foreign currencies.

Provision for Income Taxes

We have incurred operating losses for all fiscal years from inception through December 31, 2006 and a loss for the nine months ended September 30, 2007, and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales as well as foreign income taxes on the earnings of our foreign subsidiaries. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss, research and development credit and foreign tax credit carryforwards, because of the uncertainty regarding their realization.

Loss per Share

Our loss per share for the three months ended September 30, 2007 was $(.49) per share as compared with $(.22) per share for the three months ended September 30, 2006. The loss per share for the three months ended September 30, 2007 is comprised of two components. First, the loss per share from operations was $(.20) per share and the loss per share for the derivative and securities litigation settlements was $(.29) per share.

Comparison of the Nine Months Ended September 30, 2007 and 2006

Revenue

As discussed elsewhere in this report (see Part II, Item 1A. Risk Factors), our revenue may be subject to fluctuation from period to period. Our revenue recognition policy requires that we only recognize revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed and determinable and collectibility is probable. If the fee for a license has payment terms that exceed our normal payment terms, the fee is not considered to be fixed or determinable and we only recognize license revenue when amounts actually become due. As a result, the amount of revenue that we recognize in any given period is dependent upon the amounts that are due under customer agreements during that period, which can vary significantly from period to period. For a variety of reasons, we occasionally amend existing license agreements, which can result in changes to the dates and amounts of license fees payable to us and therefore changes to the timing and amounts of revenue recognized from such license agreement.

Total revenue decreased by $800,000, or approximately 2%, from $46.5 million for the nine months ended September 30, 2006 to $45.7 million for the nine months ended September 30, 2007. The decrease was primarily due to a $3.1 million decrease in services revenue and a decrease of $1.2 million in services revenue acquired as a result of the BroadJump acquisition as discussed above. These decreases were partially offset by a $3.5 million increase in license fee revenue. As previously noted, the services revenue acquired as a result of the BroadJump acquisition was fully recognized as of December 31, 2006 when the remaining individual contractual obligations under the BroadJump software arrangements expired (see Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview—Sources of Revenue).

Revenue from North America decreased by $3.4 million, or approximately 14%, from $24.9 million for the nine months ended September 30, 2006 to $21.5 million for the nine months ended September 30, 2007. Revenue from Europe and Asia Pacific increased by $2.4 million, or approximately 11%, from $21.2 million for the nine months ended September 30, 2006 to $23.6 million for the nine months ended September 30, 2007. Revenue from Latin America was $600,000 for the nine months ended September 30, 2007 compared to $400,000 for the nine months ended September 30, 2006. Revenue from outside North America represented 47% and 53% of our total revenue for the nine months ended September 30, 2006 and 2007, respectively. The increase in revenue from outside North America is consistent with our focus on further expanding our European and Asia/Pacific operations. However, as a result of the application of our revenue recognition policies, the amount of revenue attributable to any customer, and thus the amount of revenue attributable to any specific geographic area, can vary significantly within any period and from period to period. For more information about our international revenue and expansion plans, please see Part II, Item 3. Quantitative and Qualitative Disclosures About Market Risk in this Exhibit 99.2.

License Fees. For the nine months ended September 30, 2007, we had $37.7 million in total license fees revenue. The $37.7 million of license fees revenue represented 82% of our total revenue for the nine months ended September 30, 2007, and a year-over-year increase of $3.5 million compared to the $34.2 million in total license fees revenue for the nine months ended September 30, 2006, which represented 73% of our total revenue for that period.

We distribute our software products to customers directly and to a lesser extent through systems integrators and resellers. License fees revenue from resellers increased by $3.9 million from $3.5 million, or approximately 10% of our total license fees revenue and 8% of our total revenue, for the nine months ended September 30, 2006, to $7.4 million, or approximately 20% of our total license fees revenue and 16% of our total revenue, for the nine months ended September 30, 2007.

Services. Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed and from revenue from contracts acquired in the BroadJump acquisition. Our revenue from services decreased by $4.4 million, or approximately 35%, from $12.4 million for the nine months ended September 30, 2006 to $8.0 million for the nine months ended September 30, 2007, representing 27% and 18%, respectively, of our total revenue. This decrease was caused by the timing of new service projects and completion of existing service projects and a $1.2 million decline in services revenue from contracts acquired in the BroadJump acquisition.

Cost of Revenue

Cost of License Fees Revenue. Cost of license fees revenue includes third-party software royalties, product packaging, documentation production and shipping costs related to software used by our customers. Cost of license fees revenue increased by approximately $400,000 from $1.7 million for the nine months ended September 30, 2006 to $2.1 million for the nine months ended September 30, 2007, representing 4% of our total revenue. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $1.7 million was recorded as a cost of revenue for each of the nine months ended September 30, 2006 and 2007. These amounts represented 3% and 4% of total revenue for the nine months ended September 30, 2006 and 2007, respectively. These intangibles are being amortized over their estimated lives of five years using the straight line method of amortization.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by approximately $2.3 million from $16.3 million for the nine months ended September 30, 2006 to $18.6 million for the nine months ended September 30, 2007. These amounts represented 35% and 41% of our total revenue for the nine months ended September 30, 2006 and 2007, respectively. The increase in absolute dollars was primarily due to an increase of $1.4 million in salary related costs and an increase of $775,000 in professional services costs.

Total cost of revenue represented 42% and 49% of our total revenue for the nine months ended September 30, 2006 and 2007, respectively.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations, and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by $4.7 million from $21.3 million for the nine months ended September 30, 2006 to $16.6 million for the nine months ended September 30, 2007, representing 46% and 36%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $2.8 million in salary related costs and a decrease of $1.2 million in stock compensation costs.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by $1.1 million from $12.3 million for the nine months ended September 30, 2006 to $11.2 million for the nine months ended September 30, 2007, representing 26% and 25%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $260,000 in salary related costs and a decrease of $500,000 in professional services costs.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services and costs associated with our recruiting programs. General and administrative expenses increased by $700,000 from $14.2 million for the nine months ended September 30, 2006 to $14.9 million for the nine months ended September 30, 2006, representing 31% and 32%, respectively, of our total revenue. The increase in absolute dollars was primarily due to an increase of $475,000 in salary related costs, an increase of $1.0 million in legal costs partially offset by a decrease of $380,000 in recruiting costs and a decrease of $300,000 in accounting fees.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $400,000 for the nine months ended September 30, 2006 and 2007, respectively, representing 1% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Settlement of Shareholders Derivative Litigation and Securities Class Action Litigation. On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action lawsuit and the shareholder derivative lawsuit, both pending in the U.S. District Court for the Western District of Texas. In connection with the proposed settlements, the Company has taken a charge of $8 million in the quarter ended September 30, 2007. The charge is based on $2.6 million in cash to be paid by the Company, the issuance of 2.5 million shares of Company common stock and $400,000 for additional costs. Both settlements are conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that either or both of the settlements will be completed. If either settlement is not completed, the relevant parties may attempt to reach agreement on alternative settlement terms or resume the litigation.

Business Restructuring Charge. On April 25, 2006, our Board of Directors decided to reduce the resources dedicated to the corporate enterprise business unit to the level necessary only to support our existing enterprise customers. As a result, we incurred approximately $1.6 million in restructuring charges in the second quarter of 2006, which is primarily associated with employee severance and termination benefits.

Interest Income (Expense), Net

Interest income (expense), net decreased from $1.5 million for the nine months ended September 30, 2006 to $1.1 million for the nine months ended September 30, 2007. The decrease in interest income (expense), net was primarily due to lower cash balances available for investment.

Other Income (Expense), Net

Other income (expense), net decreased from $2.7 million for the nine months ended September 30, 2006 to $(43,000) for the nine months ended September 30, 2007 primarily due to a legal settlement of $2.5 million that was received during the first six months of 2006.

Provision for Income Taxes

We have incurred operating losses for all fiscal years from inception through December 31, 2006 and a loss for the nine months ended September 30, 2007, and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales as well as foreign income taxes on the earnings of our foreign subsidiaries. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss, research and development credit and foreign tax credit carryforwards, because of the uncertainty regarding their realization.

Loss per Share

Our loss per share for the nine months ended September 30, 2007 was $(.98) per share as compared with $(.71) per share for the nine months ended September 30, 2006. The loss per share for the nine months ended September 30, 2007 is comprised of two components. First, the loss per share from operations was $(.69) per share and the loss per share for the derivative and securities litigation settlements was $(.29) per share.

Liquidity and Capital Resources

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and acquisitions, in addition to the completion of our initial public offering in June 2004.

Cash provided by (used in) operating activities was $(14.2) million and $(14.0) million for the nine months ended September 30, 2007 and 2006, respectively. This difference is primarily due to changes in operating assets and liabilities, including deferred revenue, accounts receivable and accrued liabilities which can all fluctuate significantly based on timing of cash receipts and payments. Net cash provided by (used in) investing activities was $13.3 million and $(4.6) million during the nine months ended September 30, 2007 and 2006, respectively, and consisted primarily of purchases of short-term investments. In addition we had capital expenditures totaling $1.6 million and $1.2 million during the nine months ended September 30, 2007 and 2006, respectively. Our capital expenditures are primarily to acquire property and equipment, mainly computer hardware and software for our employee base and our hosting and managed services operations.

At September 30, 2007, we had cash and cash equivalents on hand of $16.5 million compared to cash and cash equivalents on hand of $41.6 million at December 31, 2006, a decrease of $15.9 million. At September 30, 2007, we had a working capital deficit of $24.3 million compared to a working capital surplus of $3.3 million at December 31, 2006. Our accounts receivable balance has increased $500,000 from December 31, 2006 to September 30, 2007. Accounts receivable can fluctuate significantly as we can experience fluctuations in revenue, timing of shipments and the timing of payments received from our customers. Our payment terms generally require payment within 30 to 90 days of invoicing.

During the quarter ended September 30, 2007, we undertook a series of cost control measures to reduce our negative cash flow. In addition, the elimination of non-recurring legal and accounting expenses should lead to improvement in future periods. Also, during the fourth quarter of 2007, we plan to take several additional actions to improve our operating cost base including, but not limited to, possible modification of our development priorities, offshore/onshore resource allocation, direct/indirect sales channel mix, geographical focus and non billable activities. Such actions should enable us to bring our spending more in line with our revenue and cash flow projections and are expected to result in a one-time restructuring charge in the fourth quarter of 2007. We believe that our existing cash, cash equivalents, short term investments and funds generated from operating and investing activities, as restructured, should be sufficient to meet our working capital requirements for the reasonably foreseeable future. Depending on future developments, however, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through debt financings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, we could be forced to engage in debt financing on terms that could restrict our ability to make capital expenditures or incur additional indebtedness, which could impede our ability to achieve our business objectives.

PART II: OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against Motive and certain of the Company’s current and former officers and directors. By Order dated January 17, 2006, the Court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No.A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleges that Motive, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements about the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserts claims under the Securities Act of 1933 and the Securities Exchange Act of 1934 and rules promulgated thereunder, and seeks unspecified monetary damages and other relief against all defendants. The Lead Plaintiffs purport to represent the class of purchasers of the Company’s common stock during the June 24, 2004 to October 26, 2005 time period. In April 2007, all defendants moved to dismiss the Complaint. In September 2007, plaintiffs indicated that they intended to file a Third Consolidated Amended Complaint. In light of plaintiffs’ intention to file a Third Consolidated Amended Complaint, all defendants withdrew their motions to dismiss without prejudice to re-filing. Plaintiffs are scheduled to file their Third Consolidated Amended Complaint on November 30, 2007. On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company will pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. The proposed settlement is conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that this settlement will be completed. If the settlement is not completed, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

On or about January 9, 2006, a purported shareholder derivative action was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleges that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of Motive. The derivative complaint alleges that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint seeks damages and equitable relief on behalf of Motive. This action, entitled Adair v. Harmon, et al., Case No. A-06-CA-017-LY, has been stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminates the stay. On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company has agreed to certain corporate governance measures and will pay $100,000 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. The proposed settlement is conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that this settlement will be completed. If the settlement is not completed, the parties to this litigation may attempt to reach agreement on alternative settlement terms or resume the litigation.

The Company announced in April 2007 that the Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible past violations of the federal securities laws. The Company believes the investigation relates primarily to Motive’s prior financial statements and other public disclosures. The Company is cooperating with the investigation.

The three legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

ITEM 1A.	RISK FACTORS

In addition to the other information included in this Exhibit 99.2, you should carefully consider the risks described below. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem not significant may also affect our business operations. If any of these risks actually occur, our business, financial condition, or results of operations could be adversely impacted. In that event, the market price of our common stock could decline.

Our accounting restatement, SEC delinquency and related matters may adversely affect our business.

As previously disclosed, the Company determined in 2005 that we needed to restate our historical financial statements dating back to 2001, and in that connection the Audit Committee of our Board of Directors undertook and completed an independent review of various related accounting matters. Also as previously disclosed, we dismissed Ernst & Young LLP (“EY”) as our independent accountant in July of 2007, and on October 17, 2007, we engaged BDO Seidman, LLP (“BDO Seidman”) as our successor independent accountant. We publicly released (through a Current Report on Form 8-K dated September 5, 2007) unaudited and unreviewed financial statements for the years ended December 31, 2005 and 2006, and the six months ended June 30, 2007. These financial statements included restated results for all relevant periods and reflect all adjustments that management and the Audit Committee deemed appropriate. However, these financial statements remain subject to audit and review, as applicable, by BDO Seidman.

Our accounting restatement, Audit Committee review, change in independent accountants and related activities have had, and will continue to have, a number of material adverse effects on the Company and its business, including, but not limited to, the following:

•	The accounting restatement has resulted in material and substantial changes to our previously issued financial statements.

•

We are delinquent in the filing of our quarterly and annual financial reports with the SEC (and have been delinquent since the third quarter of 2005). Because our engagement of BDO Seidman is so recent, we are unable to estimate when we will be able to complete and file all of our delinquent filings or again become current with our periodic financial reports.

•	Because we are delinquent in filing our periodic financial reports with the SEC, we have been unable to call and hold an annual meeting of our stockholders since May of 2005.

•

As the result of our delinquent status with the SEC, our common stock is subject to adverse enforcement actions that could be initiated by the SEC, including a temporary trading suspension of our common stock or the deregistration of our common stock, which would effectively terminate any public trading market for our common stock. See “The SEC’s pending formal enforcement inquiry and other enforcement actions may adversely impact our business, financial condition and results of operations.” below.

•

Our change in independent accountants will substantially delay the completion of our audited financial statements for the periods being restated and for current periods, could result in material and substantial changes to our previously disclosed unaudited and unreviewed financial statements, and further delay the filing of our delinquent periodic reports with the SEC and our ability to call and hold a stockholders meeting. Also, we will likely spend significant time and incur significant costs to assist BDO Seidman in connection with its financial statement audit and review efforts.

•

Until the audits and reviews of our historical financial statements are completed and we become current with our periodic reports with the SEC, only unaudited and unreviewed financial information will be made publicly available concerning our results of operations and financial condition. Although, commencing with the quarter ended September, 30, 2007, we intend to publish (through Current Reports on Form 8-K) unaudited and unreviewed financial results for each fiscal quarter, together with related textual disclosures that would normally be included in a quarterly report on Form 10-Q, such results will be subject to adjustment based on the reviews and audits, as applicable, to be conducted by BDO Seidman.

•

The fact that we have not had, and will not have for some time into the future, audited financial statements, and related uncertainties, will likely continue to cause confusion and uncertainty among our investors, with attendant negative implications for the market price of our common stock.

•

Our common stock has been delisted from the NASDAQ Stock Market, now trades in the over-the-counter market commonly referred to as the “pink sheets” and has experienced a substantial reduction in market price and average daily trading volume. As a result, our common stock is subject to greater price volatility because minimal trading volume can cause significant swings in the price of our common stock. See “Our common stock has been delisted from the Nasdaq National Market, the trading price of our common stock has declined and may continue to decline, and investors may not be able to sell our shares quickly or at all.” below.

•	No securities analysts currently cover our common stock.

•

The foregoing circumstances have required and will in the future require a significant diversion of management’s time and attention, as well as significant increases in our audit, legal and other professional fees.

•

Additionally, these circumstances have had and may continue to have an adverse affect on our marketing and sales activities as they call into question our viability as a financially sound and credible vendor. A similar negative impact has occurred and may continue to occur with respect to our ability to attract and retain current and potential future employees.

Our Audit Committee, management and former independent accountant have identified material weaknesses in our internal control over financial reporting; any failure to remedy these existing material weaknesses or future material weaknesses in internal control over financial reporting could result in misstatements in our financial statements.

As previously reported in the Company’s Current Report on Form 8-K dated July 30, 2007, EY identified (in a letter that was provided to the Company in connection with EY’s dismissal) the following material weaknesses in Motive’s internal control over financial reporting as of December 31, 2005:

•	An entity level material weaknesses in the control environment component of Motive’s internal control over financial reporting.

•	A material weakness in the design and operation of internal controls over accounting for revenue recognition for multiple element software license arrangements in compliance with GAAP.

•	A material weakness in the design and operation of internal controls over accounting for sales commissions.

•	A material weakness in the Company’s financial statement close process.

In addition, EY identified the following significant deficiencies:

•	a significant deficiency in the operation of internal controls over the Company’s impairment analysis, and

•	a significant deficiency in the operation of internal controls over accounting for the Company’s employee stock purchase plan.

We have established a remediation program to address the material weaknesses and significant deficiencies described above. That program may not be fully effective in remediating these material weaknesses and significant deficiencies, or in preventing other material weaknesses or significant deficiencies in our internal controls. In addition, both we and BDO Seidman may identify additional material weaknesses and significant deficiencies in connection with our ongoing restatement activities and related audit and review procedures. We may spend significant time and incur significant costs to assess and report on the effectiveness of our internal control over financial reporting and to remediate any material weaknesses or significant deficiencies. Discovering additional material weaknesses or significant deficiencies in the future could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. In addition, if we discover future material weaknesses or significant deficiencies, disclosure of that fact could further reduce the market’s confidence in our financial statements, which could harm our stock price.

Our business may be adversely affected by pending and future securities class action and derivative lawsuits.

We are a party to the securities class action litigation and the derivative litigation described in Item 1 of Part II of this Exhibit 99.2. The defense and/or settlement of these litigation matters may increase our expenses and divert our management’s attention and resources, and an adverse outcome could harm our business, operating results and financial condition. Additionally, we may in the future be the target of similar litigation. Future litigation of this sort could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

The Company has announced that it has reached agreements in principal to settle both the securities class action lawsuit and the shareholder derivative lawsuit described above. In connection with these settlements, the Company recorded an $8 million charge during the quarter ended September 30, 2007 (see Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations —Overview—Settlement of Shareholders Derivative Litigation and Securities Class Action Litigation). These settlements are conditioned upon the finalization of appropriate settlement documents, approval by the court and other contingencies. There is no assurance that either or both of these settlements will be completed. If either settlement is not completed, the applicable parties may attempt to reach agreement on alternative settlement terms or resume the litigation.

The SEC’s formal enforcement inquiry and other enforcement actions may adversely impact our business, financial condition and results of operations.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal inquiry into Motive. We believe that the inquiry relates to the restatement of our financial results and certain executive stock sales. We are fully cooperating with the inquiry. The inquiry may require a significant diversion of our management’s attention, the costs associated with the inquiry may be significant (particularly in light of our indemnification obligations to both current and former directors and officers) and an adverse outcome could adversely affect our business, financial condition and results of operations.

If we are unable to timely file our periodic reports with the SEC for prior or future periods, the SEC has the power to summarily suspend trading in our common stock for 10 business days or to commence formal deregistration proceedings whereby our common stock could be deregistered. If our common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for our common stock would effectively be terminated. Moreover, the price of our common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of our common stock or obtain accurate quotations for our common stock following any such deregistration.

Our common stock has been delisted from the Nasdaq National Market, the trading price of our common stock has declined and may continue to decline, and investors may not be able to sell our shares quickly or at all.

Our common stock was delisted from the Nasdaq National Market on April 7, 2006 and now trades on the over-the-counter market commonly referred to as the “pink sheets,” which is typically a less liquid market. As a result, investors’ ability to trade, or obtain quotations of the market value of, shares of our common stock could be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. In addition, the fact that our common stock has been delisted from the Nasdaq National Market could significantly impair our ability to raise capital in the public markets in the future. We intend to endeavor to get back into compliance with applicable Nasdaq requirements and have our stock relisted. However, we cannot give any assurance that re-listing will occur or any estimate regarding the timing of such re-listing. Furthermore, even if, or when, our stock is re-listed, our stock price is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant license agreements, changes in earnings or cash flow estimates by analysts, changes in our forward-looking guidance, announcements related to accounting issues, announcements of technological innovations or new products by us or our competitors, changes in domestic and international economic and business conditions, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries that are similar or related to those in which we operate and that have been unrelated to the operating performance of these companies. These market fluctuations have in the past adversely affected and may continue to adversely affect the market price of our common stock, which in turn could affect the value of our stock-based compensation and our ability to retain and attract key employees.

Our total revenue may fluctuate and may be difficult to predict. If our future results are below the expectations of investors, the price of our common stock may decline.

Although a significant portion of our quarterly revenue is due to the recognition of deferred revenue from agreements executed in prior quarters, our quarterly revenue and results of operations are still difficult to predict. We have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The reasons for these fluctuations include, but are not limited to:

•	the timing of sales of our software, including the relatively long sales cycles of up to nine months or more associated with most of our larger software sales;

•	our dependence on larger software sales to a relatively small number of large customers;

•	our dependence on license revenue from new software sales (as opposed to deferred revenue) to achieve our revenue objectives;

•	the success we have from resellers;

•	the impact of budget and spending decisions by our customers;

•	our ability to renew existing licenses or to secure new licenses on beneficial terms;

•	the impact of market acceptance of newly released products or delays in new product introductions;

•	our utilization and billing rates for our professional services personnel;

•	the amount and timing of operating costs related to our business, operations and infrastructure; and

•	the impact of changes in our pricing and licensing policies or our competitors’ pricing and licensing policies.

In addition, we have experienced seasonality in our licensing activity in the past, with the fourth quarter of the year typically having the highest activity for the year. We believe that this seasonality has resulted primarily from customer budgeting cycles and our sales compensation model. This seasonality may or may not continue in the future.

Our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenue and are, to a large extent, fixed in the short term. If revenue falls below our expectations in a quarter and we are not able to quickly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. In addition, in such circumstances our liquidity could be inadequate in light of the fact that, as described above, our ability to raise capital in the public markets in the future could be significantly impaired due to the delisting of our common stock.

We have incurred net losses in each year since we began operations. We will likely incur losses in the future.

To date, we have incurred net losses in every fiscal year since we began operations. For the year ended December 31, 2006 we had a net loss of $25.2 million and for the nine months ended September 30, 2007 we had a net loss of $26.95 million. We will need to generate significant additional revenue and manage expenses appropriately to achieve and maintain profitability. We may not be able to achieve or maintain profitability on a quarterly or annual basis.

We may require additional capital and such capital may not be available to us.

We may require additional capital to fund our operations and grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms acceptable to us. Because our common stock has been delisted from the Nasdaq National Market and is not listed on a national exchange or quoted on the Nasdaq National Market, we may experience further difficulty accessing the capital markets. Without sufficient additional funding, we may be unable to fund our operations or pursue growth opportunities that we view as essential to the expansion of our business. Further, the terms of such additional financing, if obtained, may require the granting of rights, preferences or privileges senior to those of our common stock and could result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.

The complexity of accounting regulations and related interpretations and policies, particularly those related to revenue recognition, could materially affect our financial results for a given period.

Although we use standardized agreements designed to meet current revenue recognition criteria under generally accepted accounting principles, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in multi-product license and services transactions. As our transactions have increased in complexity, particularly with the sale of larger, multi-product licenses, negotiation of mutually acceptable terms and conditions may require us to defer recognition of revenue on such licenses. We believe that we are in compliance with Statement of Position 97-2, “Software Revenue Recognition,” as amended; however, more complex, multi-product license transactions require additional accounting analysis to account for them accurately. Errors in such analysis in any period could lead to unanticipated changes in our revenue accounting practices and may affect the timing of revenue recognition, which could adversely affect our financial results for any given period. If we discover that we have interpreted and applied revenue recognition rules differently than prescribed by generally accepted accounting principles in the U.S, we could be required to devote significant management resources, and incur the expense associated with an audit, restatement or other examination of our financial statements.

Recent trends of broadband providers may adversely affect our financial results.

Beginning in 2005 and continuing to present, we have experienced a tendency of new and existing broadband provider customers worldwide to shorten the timeframe, and reduce the amount of upfront cash to which they are willing to commit at the time of licensing our products. If this tendency continues in our current and potential new customers, our financial results may be adversely affected.

Our customer base is concentrated. Accordingly, the loss of a major customer could cause our results to decline.

Our quarterly results are subject to fluctuation because of our dependence on the completion of large orders for our products and related services primarily from a small number of large customers. Although our customer make-up varies from quarter to quarter, a small number of customers are likely to continue to account for a significant portion of our licensing activity, and our results could decline due to the loss or delay of a single customer order or the failure of an existing customer to renew its license. Our ability to mitigate this risk is based almost entirely on our ability to obtain additional customers and to expand our sales to existing customers. Our failure to obtain additional customers, the loss or delay of customer orders or the failure of existing customers to renew their licenses could negatively impact our business and operating results.

The typical sales cycle for our products and services is long and it may be difficult for us to predict when certain customers will complete the sales cycle. As a result, our quarterly operating results may fluctuate and the price of our common stock could decline.

We believe that a customer’s decision to purchase our software and services is highly discretionary, involves a significant commitment of resources and is influenced by customer budgetary cycles. To successfully sell our software and services, we must educate potential customers regarding their use and benefits, which can require significant time and resources from us and our customers. In addition, many of our customers require formal trials and proof-of-concept engagements. These additional requirements can increase the time to close and burden our resources. The period between our initial contact with a potential customer and the purchase of our software and services is often long and subject to delays associated with the budgeting, approval and competitive evaluation processes that frequently accompany significant capital expenditures. Our sales cycle varies substantially and may require up to nine months or more depending on the customer and the size of the transaction. A lengthy sales cycle may have an impact on the timing of our revenue and cash collections, which in turn could cause our quarterly financial results to fluctuate and our stock price to trade at lower levels than would otherwise be the case.

Our business is dependent on the renewal of licenses by our existing customers. If our customers do not renew their licenses for our products or if they do not renew their licenses on terms that are favorable to us, our financial results could be adversely affected and the price of our common stock could decline.

Most of the licenses we have entered into in the past have been for a fixed term of three years. For example, for the year ended December 31, 2006, approximately 70% of the license agreements we entered into were fixed-term licenses, as opposed to perpetual licenses. As the end of the term of a fixed-term license approaches, we attempt to negotiate the renewal of the license with the customer for the same product and/or for new products and services. If these customers choose not to renew their fixed term licenses with us or if we are unable to license additional products to our existing customers on beneficial terms, our business, operating results and financial condition could be harmed. As noted above, our quarterly results are subject to fluctuation because of our dependence on the completion of large orders for our products and related services primarily from a small number of large customers. Although our customer make-up varies from quarter to quarter, a small number of customers are likely to continue to account for a significant portion of our licensing activity, and our results could decline due to the loss or delay of a single customer order or the failure of an existing customer to renew its license. Our ability to mitigate this risk is based almost entirely on our ability to obtain additional customers and to expand our sales to existing customers. Our failure to obtain additional customers, the loss or delay of customer orders or the failure of existing customers to renew their licenses could negatively impact our business and operating results.

If we do not successfully address the risks inherent in our international operations, our business could suffer.

We currently have operations in Canada, the United Kingdom, Germany, Switzerland, France, Spain, Italy, Hong Kong, Japan and India. Unlike more established enterprise software vendors, we have limited experience in international operations and may not be able to compete effectively in international markets or to operate profitably in these markets. Our revenue outside of North America was $28.1 million for the year ended December 31, 2006. Consistent with our growth strategy, we intend to continue to focus on expanding our international business which will require a significant amount of attention from our management and substantial financial resources and may require us to add qualified management in these markets. Our direct sales model requires us to attract, retain and manage qualified sales personnel capable of selling into markets outside the U.S. In our opinion, this is significantly more difficult in markets outside the U.S. Additionally, in some cases, our costs of sales may increase if our customers require us to sell through local distributors.

For the year ended December 31, 2006, 44% of our revenue was derived from operations outside of North America. If we are unable to continue to grow our international operations in a cost effective and timely manner, our business and operating results could be harmed. Doing business internationally involves additional risks that could harm our operating results, particularly:

•	differing technology standards;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	imposition of currency exchange controls;

•	potentially adverse tax consequences;

•	reduced protection for intellectual property rights in certain countries;

•	dependence on local vendors;

•	compliance with multiple conflicting and changing governmental laws and regulations;

•	seasonal reductions in business activity specific to certain markets;

•	longer sales cycles;

•	restrictions on repatriation of earnings;

•	differing labor regulations;

•	restrictive privacy regulations in different countries, particularly in the European Union;

•	restrictions on the export of sensitive U.S. technologies such as data security and encryption; and

•	import and export restrictions and tariffs.

Our failure to adapt to technological change in our industry and to develop and achieve broad adoption and acceptance of our new products could cause the loss of existing and potential customers and therefore adversely affect our financial results. We are dependent on new product introductions for future financial growth and such introductions involve significant risks.

If we fail to keep pace with technological change in our industry, such failure could have an adverse effect on our financial results. During the past several years, many new technological advancements and competing products have entered the marketplace to address the same problems that our products and services are intended to address. Our ability to compete effectively and our growth prospects depend upon many factors, including the success of our existing software products, the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. We have made significant investments in research and development and our business model requires us to generate substantial revenue from new product introductions. We are investing a significant amount of resources into new mobility products which will give our customers and our customers’ subscribers more control over mobile devices and data services by solving common configuration, connectivity and application-related problems, whether online or off. We are scheduled to introduce these products in the fourth quarter of 2007. New product introductions involve significant risks. For example, delays in new product introductions or less-than-anticipated market acceptance of our new products are possible and could have an adverse impact on our revenue and earnings. We cannot be certain that our new products or future enhancements to existing products will meet customer performance needs or expectations when shipped or that they will be free of significant software defects or bugs. If they do not meet customer needs or expectations, for whatever reason, upgrading or enhancing these products could be costly and time consuming. In addition, the selling price of software products tends to decline significantly over the life of the product. If we are unable to offset any reductions in the selling prices of our products by introducing new products at higher prices or by reducing our costs, our revenue, gross margin, operating results and cash flow would be adversely affected.

If we do not maintain our sales and distribution capabilities, we may not be able to increase the sales of our software and services and achieve revenue growth.

We need to substantially expand our indirect sales and distribution efforts in order to increase sales of our software and related services. In addition, we need to maintain our current direct sales resources. Our competitors have attempted to hire our employees and we expect that they will continue to do so. We also plan to expand our relationships with system integrators and other third-party resellers to develop our indirect sales channel. As we develop our indirect sales channels, we will need to manage potential conflicts between our direct sales force and third-party reselling efforts.

If we do not maintain our professional services organization, our customers may become dissatisfied and our operating results could suffer. Also, our professional services organization may not operate in a profitable manner.

Our software sales are often dependent on our ability to provide a significant level of professional services to our customers. Clients that license our software typically engage our professional services organization to assist with installation, training, consulting and implementation of our software. We believe that growth in our software sales depends to a significant degree on our ability to provide our clients with these services, and yet, we cannot be certain that our professional services business will operate in a profitable manner. If necessary, we plan to increase the number of services personnel to meet customer needs. New services personnel will require training and education and take time to reach full productivity. We may not be able to recruit the services personnel we need or retain our current services personnel because competition for qualified services personnel is intense. We are in a relatively new market and only a limited number of individuals have the skills needed to provide the services that our clients require. To meet our needs for services personnel, we may also need to use third-party consultants to supplement our own professional services organization. Additionally, as our customers become more dispersed around the world, we may have to utilize existing resources that are remote to the customer’s location. These resources may be more expensive than the local resources and the customer may be unwilling to pay the higher price.

If we fail to attract, train, and retain highly qualified employees, our business may be harmed.

Our future success will depend on our continued ability to attract, train and retain highly qualified employees. This is even more critical as we expect to expand our operations in India. As of December 31, 2006, we had 99 employees in our professional services organization, 48 employees in our sales and marketing organizations, 89 employees in our development organization and 40 employees in our general and administrative organization. With the recent decline in our stock price, almost all of our employees’ vested stock options have significantly higher exercise prices than the current market value of our stock.

Our failure to expand our strategic relationships could impede our revenue growth.

Unlike more established software vendors, we must successfully establish and extend relationships that enable us to expand market acceptance of our software solutions. Specifically, we must establish new and extend existing relationships with resellers, system integrators, and CPE manufacturers. Although our business does not depend on any one strategic relationship our strategic relationships as a whole are a valuable component of our business. Without adequate strategic relationships, we may have to devote substantially more resources than we would otherwise to the sales, marketing and implementation of our products and the development of complementary products in order to deliver comprehensive broadband management solutions, and our efforts may not be as effective as those who have such relationships. In many cases, the firms with which we wish to form relationships have extensive relationships with our existing and potential customers and may influence the decisions of these customers by recommending products. If we fail to establish, successfully implement or maintain these relationships, our ability to achieve market acceptance of our management software will suffer and our business and operating results will be harmed.

We have experienced fluctuations in our business in the past and we may not be able to manage such fluctuations efficiently or profitably.

We have expanded and contracted the scope of our operations at a rapid rate in the past. Future expansion or contraction efforts could be expensive and may strain our managerial and other resources. To manage future fluctuations effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage operations. If we do not manage fluctuations properly, it could harm our business, operating results and financial condition.

We may find it difficult to integrate potential future business combinations, which could disrupt our business, adversely affect our operating results, and dilute stockholder value.

From inception to date, we have completed three acquisitions of other companies and businesses. We may acquire other companies and businesses in the future, which could add substantial complexity and additional burdens to the substantial tasks already performed by our management team. We may need to integrate operations that have different and unfamiliar corporate cultures. Likewise, we may need to integrate disparate technologies and product offerings, as well as multiple direct and indirect sales channels. These integration efforts may not succeed or may distract our management’s attention from existing business operations. Our failure to successfully manage and integrate future acquisitions could seriously harm our business.

In addition, our existing stockholders’ ownership would be diluted if we financed our acquisitions by issuing equity securities. Under the purchase method of accounting, now required under U.S. generally accepted accounting principles for all acquisitions, we could be required to incur in-process research and development or other charges in connection with future acquisitions, which would adversely affect our operating results.

The management software and services industry is highly competitive, the market for our products is subject to rapid change and we may not be able to compete effectively.

The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our software solutions, our solutions compete against various vendors’ software products designed to accomplish specific elements of functionality. Moreover, these vendors may broaden their product portfolios to more directly compete against our products. Additionally, our customers may choose to develop their own management software.

Our current and potential competitors may have longer operating histories, significantly greater financial, technical and other resources or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competitive pressures could reduce our market share or require us to reduce the price of our products, either of which could harm our business and operating results.

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer because, among other things, we might have to limit or suspend product shipments, we might have to expand resources providing enhancements to correct such errors and we may experience other adverse consequences described below.

Our software products are complex and have been more recently developed than those of more established enterprise software vendors. Software such as ours often contains undetected errors or “bugs.” Such errors are frequently found during the period immediately following introduction of new software or enhancements to existing software. We continually introduce new products. If we detect any errors before we ship a product, we might have to limit or suspend product shipments for an extended period of time while we address the problem. We may not discover software errors that affect our new or current products or enhancements until after they are deployed and we may need to provide enhancements to correct such errors. Therefore, it is possible that, despite testing by us, errors may occur in our software. These errors could result in:

•	damage to our reputation;

•	loss of future sales;

•	delays in commercial release;

•	product liability claims;

•	delays in or loss of market acceptance of our products;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers may use our software together with products from other companies. As a result, when problems occur, it may be difficult to identify the source of the problem. Even when these problems are not caused by our software, they may cause us to incur significant costs, divert the attention of our engineering personnel from our product development efforts, impact our reputation and cause significant customer relations problems.

Our failure to integrate third-party technologies could harm our business because we may incur increased costs and experience delays procuring or building replacement technologies.

We do not own all of the technology that is used in our business and that is incorporated into our products. Accordingly, we intend to continue licensing technologies from third parties, including applications used in our research and development activities and technologies that are integrated into our products. These technologies may not continue to be available to us on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay product development until equivalent technology can be identified, licensed and integrated. This inability in turn could harm our business and operating results. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our products, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs.

If the system security of our software is breached, our business and reputation could suffer.

A fundamental and unique requirement for effective use of many of our products is the secure transmission, collection and storage of confidential end user information. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in such security and any breach could harm our customers, our business and our reputation. In addition, our software contains features which may allow us or our customers to control, monitor or collect data from computers running the software. Therefore, we may be subject to claims associated with invasion of privacy or inappropriate disclosure, use or loss of this information. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could harm our reputation and our business and operating results. Also, computers, including those that utilize our software, are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to rectify problems caused by any security breach.

We rely upon patents, trademarks, copyrights and trade secrets to protect our proprietary rights, which may provide us with inadequate protection.

Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We may not be successful in protecting our proprietary technology, and our proprietary rights may not provide us with a meaningful competitive advantage. To protect our proprietary technology, we rely on a combination of patents, trademarks, copyrights, trade secrets and non-disclosure agreements, each of which affords only limited protection. Any inability to protect our intellectual property rights could seriously harm our business, operating results and financial condition. It is possible that:

•	our pending patent applications may not result in the issuance of patents;

•	any patents issued to us may not be broad enough to protect our proprietary rights;

•

any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents; and

•	current and future competitors may independently develop similar technologies, duplicate our products or design around any of our patents.

In addition, the laws of some foreign countries do not protect our proprietary rights in our products to the same extent as do the laws of the U.S. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization. Policing unauthorized use of our products is difficult, and litigation may be necessary in the future to enforce our intellectual property rights. Any litigation could be time consuming and expensive to prosecute or resolve, result in substantial diversion of management attention and resources, and materially harm our business, financial condition and results of operations.

Claims that we infringe upon third parties’ intellectual property rights could be costly to defend or settle, thus adversely affecting our operating results.

Litigation regarding intellectual property rights is common in the software industry. We expect that software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our software without incurring liability to third parties, third parties may bring claims of infringement against us. Such claims may be with or without merit. Any litigation to defend against claims of infringement or invalidity could result in substantial costs and diversion of resources. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our software. Our business, operating results and financial condition could be harmed if any of these events occur.

In addition, we have agreed, and will likely agree in the future, to indemnify our customers against certain claims that our software infringes upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We, or our customers, may be unable to obtain necessary licenses from third parties at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such required licenses could harm our business, operating results and financial condition.

If we become subject to product liability claims, they could be time consuming and costly to defend, thus adversely affecting our operating results.

Errors, defects or other performance problems in our software could result in financial or other damages to our customers. They could seek damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition.

Although we possess product liability insurance and errors and omissions insurance, there is no guarantee that our insurance will be enough to cover the full amount of any loss we might suffer. Our license agreements typically contain provisions designed to limit our exposure to product liability claims, but existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if unsuccessful, could be time consuming and costly to defend and could harm our reputation.

Fluctuations in foreign currencies could result in translation losses.

Most of the revenue and expenses of our foreign subsidiaries are denominated in local currencies. Given the relatively long sales cycle that is typical for many of our products, foreign currency fluctuations could result in substantial changes due to the foreign currency impact upon translation of these transactions into U.S. dollars. Additionally, fluctuations of the exchange rates of foreign currencies against the U.S. dollar can affect our results from operations within those markets, all of which may adversely impact our business, financial condition, operating results and cash flow.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We develop our products in the United States and market them in North America, South America, Europe and the Asia/Pacific markets. As a result, our future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

Our international revenue was $24.2 million for the nine months ended September 30, 2007, an increase of $2.5 million, or approximately 12%, over international revenue of $21.7 million for the nine months ended September 30, 2006. We intend to continue to further expand our European and Asia/Pacific operations in the near term. To the extent that our foreign operations expenses increase or we experience increases in our foreign sales, which are generally denominated in local currencies, our foreign currency exchange rate risk will increase. We do not currently anticipate using hedging activities to mitigate these risks (see Part II, Item 1A. —Risk Factors — “If we do not successfully address the risks inherent in our international operations, our business could suffer.”).

Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term interest bearing instruments. Due to the short-term nature of our investments, we believe that our interest rate risk exposure is not significant.